EXHIBIT 99.1

Innovation Pharmaceuticals Data from Phase 2 Brilacidin Oral Mucositis (OM) Trial in Head and Neck Cancer Show Notable Reductions in Median Duration of Severe OM and in Number of Unplanned Visits/Hospital Admissions Due to OM

•	Median Duration of Severe Oral Mucositis (SOM) Reduced to Less Than One Day
•	No Unplanned Office Visits, Emergency Department Visits, and/or Hospital Admissions Due to OM in Brilacidin-OM Arm vs. Four in Placebo Arm
•	Data Align with Previously Reported 80.3% Risk Reduction in Incidence of Severe OM in Per Protocol Population Receiving Aggressive Chemotherapy Regimen Compared to Placebo

BEVERLY, MA – April 16, 2018 (GLOBE NEWSWIRE) Innovation Pharmaceuticals (OTCQB:IPIX) (“the Company”), a clinical stage biopharmaceutical company, is pleased to report additional information from the Company’s successfully completed Phase 2 clinical trial of Brilacidin-OM (see NCT02324335) for the indication of decreasing the incidence of Severe Oral Mucositis (SOM) (WHO Grade ≥3) in Head and Neck Cancer (HNC) patients receiving chemoradiation.

These additional data align with previously released Brilacidin-OM results showing a risk reduction in the incidence of SOM, including up to an 80.3% risk reduction in the incidence of SOM among patients receiving more aggressive chemotherapy. Other previously released results indicate Brilacidin-OM also delayed onset of SOM. The Company is developing Brilacidin-OM under FDA Fast Track designation as a convenient, and clearly differentiated, therapy aimed to decrease incidence of SOM.

Secondary Endpoint: Duration of SOM

Brilacidin outperformed placebo in both the Initial Instance Duration of SOM and the Overall Duration of SOM, as shown below.

	Placebo		Brilacidin
	mITT	PP	mITT	PP
	(N=25)	(N=20)	(N=21)	(N=19)
Initial Instance Duration (Days)
Median (50th Percentile)	3	3.5	0	0

Overall Duration (Days)
Median (50th Percentile)	3	5.5	0	0

Initial Instance Duration of SOM was defined as the number of days from initial WHO Grade ≥3 during radiation therapy to the first WHO Grade 2 or lower OM Grade. Overall Duration of SOM was defined as the number of days from initial WHO Grade ≥3 during radiation therapy to the day prior to the next OM assessment after the last WHO Grade ≥3 during/after radiation therapy. Note: 50th percentiles are from Kaplan-Meier analysis. Patients who did not experience SOM have duration set to 0.

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Previously, the Company reported statistically significant results showing Brilacidin-OM reduced the incidence of SOM in HNC patients receiving cisplatin administered in a high-dose regimen (80-100 mg/m2), approximately every 21 days. For the Modified Intent-to-Treat (mITT) population, Brilacidin-OM in the high-dose chemotherapy regimen reduced the incidence of SOM by 65.0% ([incidence control- incidence active]/incidence control) as compared with placebo (Brilacidin: 25.0%; placebo: 71.4%; p=0.0480). For the Per Protocol (PP) population, Brilacidin-OM in the high-dose chemotherapy regimen similarly reduced the incidence of SOM by 80.3% as compared with placebo (Brilacidin: 14.3%; placebo: 72.7%; p=0.0249).

Exploratory Endpoint: Unplanned Office Visits, Emergency Department Visits, and/or Hospital Admissions Due to OM

Positive OM assessment endpoints are additionally supported by zero (0) of the patients in the Brilacidin-OM group having unplanned office visits, ED visits, or hospital admissions due to OM, compared to four (4) patients in the placebo group.

Other Study Observations

•	Regardless of the oral sites irradiated (at least two sites from: buccal mucosa, floor of mouth, ventral/lateral tongue, and soft palate), the incidence by patient of Severe OM on Brilacidin-OM relative to placebo was consistently reduced.

•	Across cumulative radiation dose intervals, patients in the Brilacidin-OM group consistently reported less often feeling the sensation “swollen” (approximately half of that reported for the placebo group). “Burning” sensation also was reported consistently less frequently in the Brilacidin treatment group.

•	Patients in the Brilacidin-OM group appeared to trend more favorably over the course of chemoradiation treatment according to Eastern Cooperative Oncology Group (ECOG) Performance Status—a common set of criteria used in oncology trials to assess debility.

Management Comments

“Drug makers, the world-over, have spent decades and enormous sums in both money and resources trying to develop an effective OM drug in a bid to address dire patient needs as well as capture a tremendous market opportunity,” commented Leo Ehrlich, Chief Executive Officer at Innovation Pharmaceuticals. “Yet, there is currently no drug approved to treat, let alone prevent, severe OM in patients with Head and Neck Cancer. Most Pharmas currently conducting OM trials target shortening the duration of severe OM as their primary endpoint, not reduction of incidence, like we did. The Brilacidin-OM Phase 2 trial met its primary objective and its key secondary objectives. As we continue to analyze subset data, we are extremely enthusiastic about observed trends. Hundreds of thousands of patients would benefit from a preventative OM treatment and we’re excited that Brilacidin-OM may one day provide these patients a much-needed breakthrough treatment option.”

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About Innovation Pharmaceuticals

Innovation Pharmaceuticals Inc. (IPIX) is a clinical stage biopharmaceutical company developing a world-class portfolio of innovative therapies addressing multiple areas of unmet medical need, including inflammatory diseases, cancer, infectious disease, and dermatologic diseases. Brilacidin, a versatile compound with broad therapeutic potential, is in a new chemical class called defensin-mimetics. A Phase 2 trial of Brilacidin-OM, an oral rinse for the prevention of Severe Oral Mucositis (SOM) in patients with Head and Neck Cancer, met its primary and secondary endpoints, including reducing the incidence of SOM. Positive results were also observed in a Phase 2 Proof-of-Concept trial treating patients locally with Brilacidin for Ulcerative Proctitis/Ulcerative Proctosigmoiditis. A Phase 2b trial of Brilacidin showed a single intravenous dose of the drug delivered comparable outcomes to a seven-day dosing regimen of the FDA-approved blockbuster daptomycin in treating Acute Bacterial Skin and Skin Structure Infections. Kevetrin is a novel anti-cancer drug shown to modulate p53, often referred to as the “Guardian Angel Gene” due to its crucial role in controlling cell mutations, and has successfully completed a Phase 2 trial in ovarian cancer. Prurisol, an oral psoriasis drug candidate acting through immune modulation and PRINS reduction, completed a Phase 2b trial with topline results expected in 2Q2018. More information is available on the Company website at www.IPharmInc.com.

Forward-Looking Statements: This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 including statements concerning projected timelines for the initiation and completion of clinical trials, our future drug development plans, other statements regarding future product developments, including with respect to specific indications, and any other statements which are other than statements of historical fact. These statements involve risks, uncertainties and assumptions that could cause the Company’s actual results and experience to differ materially from anticipated results and expectations expressed in these forward-looking statements. The Company has in some cases identified forward-looking statements by using words such as “anticipates,” “believes,” “hopes,” “estimates,” “looks,” “expects,” “plans,” “intends,” “goal,” “potential,” “may,” “suggest,” and similar expressions. Among other factors that could cause actual results to differ materially from those expressed in forward-looking statements are the Company’s need for, and the availability of, substantial capital in the future to fund its operations and research and development; including the amount and timing of the sale of shares of common stock to Aspire Capital; the fact that the Company’s compounds may not successfully complete pre-clinical or clinical testing, or be granted regulatory approval to be sold and marketed in the United States or elsewhere. A more complete description of these risk factors is included in the Company’s filings with the Securities and Exchange Commission. You should not place undue reliance on any forward-looking statements. The Company undertakes no obligation to release publicly the results of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events, except as required by applicable law or regulation.

INVESTOR AND MEDIA CONTACT

Innovation Pharmaceuticals Inc.

info@ipharminc.com

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